Exhibit 5.1

October 26, 2022

Expion360 Inc.

2025 SW Deerhound Avenue

Redmond, Oregon 97756

Re: Registration Statement on Form S-8 filed by Expion360 Inc. with respect to the Expion360 Inc. 2021 Stock Incentive Plan and the Expion360 Inc. Employee Stock Purchase Plan (the “Plans”)

Gentlemen:

We have acted as counsel to Expion360 Inc., a Nevada Corporation (the “Company”), in connection with the Registration Statement on Form S-8, File No. 333-262285 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the registration of 2,800,000 shares of common stock, $0.001 par value, of the Company (the “Common Shares”) that may be issued pursuant to the 2021 Stock Incentive Plan (the “2021 Plan”) and the Employee Stock Purchase Plan (“ESPP”), to 2021 Plan participants and ESPP participants, as applicable.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto, including, but not limited to, the Expion360 Inc. 2021 Stock Incentive Plan, the Expion360 Inc. 2021 Employee Stock Purchase Plan, the Articles of Incorporation and Bylaws of the Company currently in effect, and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when issued to 2021 Plan participants and ESPP participants in accordance with the provisions of the 2021 Plan and ESPP and paid for in accordance with the terms thereof, respectively, and pursuant to the Registration Statement, the common shares will be validly issued, fully paid and nonassessable.

In rendering our opinion, we have relied on the applicable laws of the State of Nevada, as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada and the existing laws of the United States of America. We express no opinion as to the laws of any other jurisdiction.

This opinion letter speaks as of its date. We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter). This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and consent to the reference of our firm under “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Very truly yours,

/s/ Parr Brown Gee & Loveless

PARR BROWN GEE & LOVELESS